Exhibit 99.2
CONSENT OF DEUTSCHE BANK SECURITIES INC.
March 18, 2011
Board of Directors
Holly Corporation
100 Crescent Court, Suite 1600
Dallas, Texas 75201-6915
Re: Initially Filed Registration Statement on Form S-4 of Holly Corporation
Ladies and Gentlemen:
     We hereby consent to (i) the inclusion of our opinion letter, dated February 21, 2011, to the Board of Directors of Holly Corporation as Annex C to the Joint Proxy Statement / Prospectus forming part of this initially filed Registration Statement on Form S-4 of Holly Corporation (the “Registration Statement”), and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions “SUMMARY — The Merger — Opinions of Holly’s Financial Advisors,” “THE MERGER — Background of the Merger”, “THE MERGER — Holly’s Reasons for the Merger; Recommendation of the Holly Board of Directors”, and “THE MERGER — Opinions of Holly’s Financial Advisors — Opinion of Deutsche Bank Securities, Inc.”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any amendments to the Registration Statement.

/s/ Deutsche Bank Securities Inc.
DEUTSCHE BANK SECURITIES INC.